Filed Pursuant to
Rule 424(b)(3) and (c)
Registration File No.
333-133811

Prospectus Supplement No. 1

TAPESTRY PHARMACEUTICALS, INC.

Common Stock

This prospectus supplement supplements the prospectus, dated May 18, 2006 of Tapestry Pharmaceuticals, Inc. relating to the offering and sale by the selling stockholders (or their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus) of up to 25,650,000 shares of our common stock, which includes 12,750,000 outstanding shares of common stock held by the selling stockholders and 12,900,000 shares of common stock issuable to the selling stockholders upon the exercise of warrants to purchase common stock. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.  We will, however, receive the net proceeds of any warrants exercised for cash.  This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS, AND IN ANY FILINGS WE HAVE MADE WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER SECTIONS 13(A), 13(C), 14 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT WE HAVE INCORPORATED BY REFERENCE THEREIN, INCLUDING OUR ANNUAL REPORT ON FORM 10-K, AS AMENDED BY FORM 10-K/A FOR THE YEAR ENDED DECEMBER 28, 2005, OUR QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 29, 2006 AND OUR QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED JUNE 28, 2006.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement is being filed in connection with the merger of Baker Biotech Fund II (Z), L.P., Baker Biotech Fund III, L.P. and Baker Biotech Fund III (Z), L.P. (the “Merging Entities”) and the subsequent name change of Baker Biotech Fund III, L.P., the surviving entity in the merger, to Baker Brothers Life Sciences, L.P., and the related transfer of the securities held by the Merging Entities identified in the prospectus as selling stockholders to Baker Brothers Life Sciences, L.P.  No additional shares of Tapestry common stock are being offered for resale hereunder. The table appearing on pages 13 through 17 of the prospectus under the caption “Selling Stockholders” is supplemented and amended to (i) remove the references to each of the Merging Entities and (ii) include the following selling stockholder in addition to those identified in the prospectus:

	Shares Owned Prior to Offering (1)	Number of Shares Being Offered		Shares Owned After Offering (2)
Name	Number	Shares	Warrant Shares	Number	Percent
Baker Brothers Life Sciences, L.P.(4)	3,688,970	1,844,485	1,844,485	0		*

*                   Ownership is based upon information provided by the selling stockholder.   The percentages of shares owned after the offering are based on 16,342,157 shares of our common stock outstanding as of August 31, 2006, including the shares of common stock covered hereby.

(1)            Assumes the exercise for cash of all warrants to purchase common stock offered in this prospectus supplement held by the selling stockholder.

(2)            Assumes the sale of all shares and warrant shares offered in this prospectus supplement.

(4)            Baker Brothers Life Sciences Capital (GP), LLC is the sole general partner of Baker Brothers Life Sciences Capital, L.P., the sole general partner of Baker Brothers Life Sciences, L.P.  Felix J. Baker and Julian C. Baker are the managing members of Baker Brothers Life Sciences Capital (GP), LLC.  Felix Baker and Julian Baker disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest.

The date of this prospectus supplement is September 11, 2006